Exhibit 99.1

Contacts:	Michael Mullen (media)	Christopher Jakubik, CFA (investors)
	Michael.Mullen@kraftheinzcompany.com	ir@kraftheinzcompany.com

KRAFT HEINZ ANNOUNCES MANAGEMENT CHANGES

PITTSBURGH & CHICAGO – September 8, 2017, Kraft Heinz today announced certain management changes, all to be effective October 1, 2017, including the appointment of (a) Paulo Basilio, 42, currently Executive Vice President and Chief Financial Officer, as Zone President of the United States business, and (b) David Knopf, 29, currently Vice President and Category Head of the Planters business, as Executive Vice President and Chief Financial Officer.

George Zoghbi, currently Chief Operating Officer of the U.S. business, will transition to a Strategic Advisor role going forward, working with the Kraft Heinz Board of Directors, Chief Executive Officer Bernardo Hees and Mr. Basilio. Mr. Zoghbi will remain a full-time employee.

Mr. Basilio joined the H.J. Heinz Company in June 2013 as Chief Financial Officer. In his new role, Mr. Basilio will be responsible for all facets of our U.S. business.

Mr. Knopf joined Kraft Heinz in July 2015 in connection with the merger of Kraft Foods and H.J. Heinz Company, initially serving as Vice President of Finance, Head of Global Budget & Business Planning, Zero-Based Budgeting, and Financial & Strategic Planning. Prior to that, Mr. Knopf held various roles at 3G Capital from 2013 to 2015 where he worked on several large acquisitions, including both Burger King and Heinz before joining Kraft Heinz. Previously, he held positions at Onex Partners and Goldman Sachs. Mr. Knopf has been a partner of 3G Capital since 2015.

ABOUT THE KRAFT HEINZ COMPANY

The Kraft Heinz Company (NASDAQ: KHC) is the fifth-largest food and beverage company in the world. A globally trusted producer of delicious foods, The Kraft Heinz Company provides high quality, great taste and nutrition for all eating occasions whether at home, in restaurants or on the go. The Company’s iconic brands include Kraft, Heinz, ABC, Capri Sun, Classico, Jell-O, Kool-Aid, Lunchables, Maxwell House, Ore-Ida, Oscar Mayer, Philadelphia, Planters, Plasmon, Quero, Smart Ones and Velveeta. The Kraft Heinz Company is dedicated to the sustainable health of our people, our planet and our Company. For more information, visit www.kraftheinzcompany.com.

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